Exhibit 99.1

China Green Agriculture, Inc. Receives Continued Listing Standards Notice from the New York Stock Exchange

Xi’an, China, Oct. 05, 2018 (GLOBE NEWSWIRE) -- On October 1, 2018, China Green Agriculture, Inc (NYSE:CGA) (the “Company”) was notified by the New York Stock Exchange (“NYSE”) that the 30-trading-day average closing price per share of the Company’s common stock was below $1.00, which is the minimum average share price required for continued listing under NYSE rules.

As required by NYSE rules, no later than October 11, 2018, the Company will notify the NYSE of its intent to cure the share price deficiency and to return to compliance with this continued listing standard. Under NYSE rules, the Company has six months (subject to possible extension) to regain compliance with this continued listing standard and avoid delisting.  In particular, each of the ending and 30-trading-day average share prices of the Company’s common stock must equal or exceed $1.00 on April 1, 2019 (unless extended) or on the last trading day of any month prior to that date.

The Company’s common stock continues to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements.  The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting obligations.  The NYSE notification does not conflict with or cause an event of default under any of the Company’s material debt arrangements or other agreements.

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd ("Gufeng") and a variable interest entities: Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), Xinjiang Xinyulei Eco-agriculture Science and Technology Co., Ltd. (“Xinyulei”), Sunwu Xiangrong Agricultural Materials Co., Ltd. (Xiangrong), and Anhui Fengnong Seed Co. Ltd. (Fengnong). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:
China Green Agriculture, Inc.
Tel: +86-29-88266500
Email: info@cgagri.com

SOURCE: China Green Agriculture, Inc.